NEWS

TEAM, INC.	For immediate release
P. O. Box 123	contact: Ted W. Owen
Alvin, Texas 77512
(281) 331-6154

TEAM, INC. NAMES TWO EXECUTIVE VICE PRESIDENTS

ALVIN, TX, June 25, 2010—— Team, Inc. (NASDAQ: TISI) today announced the promotion of two current senior vice presidents to new executive roles and titles effective immediately.

Ted W. Owen, 58, has been named Executive Vice President and Chief Financial Officer.  Ted leads all of Team’s financial and internal audit activities, information systems development and support, investor relations activities, as well as other administrative functions.  Previously, Mr. Owen was Senior Vice President and Chief Financial Officer.

Peter W. Wallace, 47, has been named Executive Vice President and Chief Operating Officer.  In this newly created role, Pete will oversee and coordinate all Team’s field service operations as well as commercial and operational support groups.  The current senior managers directly responsible for each of these groups remain unchanged and will continue their leadership roles. Previously, Mr. Wallace was Senior Vice President, Commercial Support and Business Development.

“The promotions and realignment of responsibilities announced today are intended to strengthen the coordination of activities across our company and further organization development goals,” said Phil Hawk, Team’s Chairman and CEO.

About Team, Inc.
Headquartered in Alvin, Texas, Team, Inc. is a leading provider of specialty industrial services required in maintaining and installing high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries.  Team offers these services in over 100 locations throughout the world.  Team’s common stock is traded on the NASDAQ Global Select Market under the ticker symbol “TISI”.

For additional information, contact Philip J. Hawk or Ted W. Owen at (281) 331-6154.